CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of The Future Fund Long/Short ETF, a series of Northern Lights Fund Trust II, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Fund Service Providers” in the Prospectus.

COHEN & COMPANY, LTD.

Cleveland, Ohio

June 13, 2023